EXHIBIT 99.1

CONTACT:
Sam Herskowitz
Chief Marketing Officer
(516) 390-2108

FOR IMMEDIATE RELEASE

CHRISTOPHER PAYAN TO DEPART EMERGING VISION

Garden City, NY, September 3, 2009 – Emerging Vision, Inc. (OTCBB – ISEE.OB) today announced that Christopher Payan, the Company’s Chief Executive Officer and President, and the Company have determined not to renew Mr. Payan’s employment agreement which is set to expire on November 30, 2009.

Dr. Alan Cohen, Chairman of the Board, acknowledged Mr. Payan’s instrumental role in “the turnaround of Emerging Vision and the Company’s expansion into new business sectors. We are grateful to Chris for the leadership he has provided and wish him the very best in his future endeavors.”

Mr. Payan commented that he is “thankful for the opportunity to have been a part of Emerging Vision for the past eight years. I am proud of what our team has accomplished and the many relationships built. I’m committed to helping the Company ensure a smooth transition and look forward to following the company’s future success.”

Dr. Cohen added that "The Board of Directors has commenced a search for a new CEO.”

About Emerging Vision
Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 140 franchised and company-owned stores located across 13 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. The Company also operates Combine Optical and the Optical Group, two leading optical group purchasing businesses which provide their member retailers with vendor discounts on optical products in the U.S. and Canada respectively. For more information, visit Emerging Vision's website at www.emergingvision.com.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in the company’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.